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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                         UNITED WISCONSIN SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    913238101
                        ----------------------------------
                                 (CUSIP Number)

                               September 25, 1998
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.: 913238101
           ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Person:
                                        Blue Cross & Blue Shield
                                        United of Wisconsin
                                        EIN: 39-0138065
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group:         A.  / /
                                                               B.  /X/
-------------------------------------------------------------------------------

 (3) SEC Use Only:

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization:              Wisconsin

-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power:
 Beneficially                       6,346,914.778
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power:
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power:
                                    6,346,914.778
                             --------------------------------------------------
                              (8) Shared Dispositive Power:
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

                                    6,346,914.778
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:  / /

                                    Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9):

     37.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person:

     IC
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                    SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                             SCHEDULE 13G
                   Under the Securities Act of 1934

ITEM 1(a) - NAME OF ISSUER:      United Wisconsin Services, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                 401 W. Michigan Street
                                 Milwaukee, WI  53203

ITEM 2(a) - NAME OF PERSON FILING:

                                 Blue Cross & Blue Shield
                                 United of Wisconsin

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                 1515 N. RiverCenter Drive
                                 Milwaukee, WI  53212

ITEM 2(c) - CITIZENSHIP:         Not applicable.

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:    Common Stock

ITEM 2(e) - CUSIP NUMBER:        913238101

ITEM 3 - TYPE OF FILING:

     This statement is being filed pursuant to Rule 13d-2(b). The person filing is an insurance company as defined in Section 3(a)(19) of the Act.

ITEM 4 - OWNERSHIP:

    (a) Amount Beneficially Owned:                       6,346,914.778

    (b) Percent of Class:                                37.8%

    (c) Number of shares as to which such person has:

        (i)   sole power to vote or direct the vote:

                                                          6,346,914.778

       (ii)  shared power to vote or direct the vote:

                                                          -0-

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       (iii) sole power to dispose of or to direct the disposition of:

                                                6,346,914.778

        (iv) shared power to dispose or to direct the disposition of:

                                                -0-

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP:

         Not applicable.

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 1, 1999       By /s/ Gail L. Hanson
           ----------------          -------------------------------------
                                         Gail L. Hanson, Vice President